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                                                                       EXHIBIT B

                               OPTION AND PURCHASE
                                    AGREEMENT


         THIS OPTION AND PURCHASE AGREEMENT (hereinafter referred to as this "Agreement") is entered into effective as of the 31st day of December, 1997, by and between FORELAND CORPORATION, a Nevada corporation (hereinafter "Foreland") on the one hand, and PETRO SOURCE CORPORATION, a Utah corporation, and PETRO SOURCE REFINING CORPORATION, a Utah corporation, and PETROSOURCE TRANSPORTATION, a Utah corporation, on the other (collectively, "PSC"), based on the following:

                                    PREMISES

         A. Among other things, PSC is engaged in the business of refining, processing, and transporting crude and refined hydrocarbons and associated products and desires to grant an option for the sale of and, if exercised, to sell, as a going concern, substantially all of its assets and operations associated with a crude oil refinery/asphalt manufacturing plant located in Nevada, known as the Eagle Springs Refinery; a crude oil and/or transmix refinery facility producing primarily diesel fuel, residual fuel oil, and/or gasoline located in Tonopah, Nevada; a common carrier trucking operation conducted under the name "Petrosource Transportation," consisting of truck tractors and specialized combination trailers for hauling crude oil and refinery products; and a roofing asphalt blower and associated equipment currently located at Fredonia, Arizona, all as more particularly described in this Agreement.

         B. Foreland desires to obtain an option to purchase and, if it elects to exercise such option, to acquire through a wholly owned subsidiary to be organized for such purpose, Foreland Refining Corporation, the assets of PSC described above for the agreed consideration and on the terms and conditions set forth in this Agreement, and to continue to operate the businesses acquired.

                                    AGREEMENT

         NOW, THEREFORE, based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS

         In this Agreement, the following terms have the meanings specified or referred to in this Article I. Such definitions shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

         "Assumed Obligations" means the obligations under the contracts, leases, and agreements which are assumed by Foreland, all as more particularly described in Section 3.03.

         "Business" means the business, operations, and the Business Assets and Assumed Obligations, including the tangible and intangible real and personal property owned or leased by PSC and used in connection with the Business Assets, excluding, however, the Excluded Assets, all as more particularly described in Section 3.01.



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         "Business Assets" means the tangible and intangible real and personal assets of the Business as more particularly described in Section 3.01.

         "Business Executive" means management and executive level salaried employees of PSC engaged for all or substantially all of their working time in the management and operation of the Business.

         "Closing" has the meaning set forth in Section 3.07.

         "Closing Date" has the meaning set forth in Section 3.07.

         "Closing Exhibits" means the updated PSC Exhibits delivered by PSC at or prior to the Closing.

         "Closing Schedules" means the updated PSC Schedules delivered by PSC at or prior to the Closing.

         "Due Diligence Period" means the 30 days after the date of delivery of the PSC Exhibits and PSC Schedules during which Foreland may inspect such PSC Exhibits and PSC Schedules.

         "EBITDA" means earnings before interest, taxes, depreciation, and amortization, as determined in accordance with GAAP, applied consistently with the financial statements of the Business included in the PSC Schedules, all as determined in accordance with the calculation methodology contained in Appendix "A," initialed by the parties for identification, attached hereto, and incorporated herein by reference.

         "Effective Time" has the meaning set forth in Section 3.08.

         "Environmental Laws" means the federal, state, and local laws and regulations governing the generation, marketing, refining, recycling, treatment, handling, use, storage, transportation, disposal, and cleanup of hazardous, radioactive, reactive, flammable, infectious, toxic, or dangerous materials or the protection of public health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; the Toxic Substances Control Act; the Clean Air Act, the Federal Water Pollution Control Act; the Safe Drinking Water Act; the Hazardous Material Transportation Act; the Federal Insecticide, Fungicide, Rodentcide Act; the Occupational Safety and Health Act; and any similar state or local law, regulation, or ordinance and all permits and regulatory approvals issued thereunder.

         "ES Production" means Eagle Springs Production Limited Liability Company, a Nevada limited liability company and a wholly owned subsidiary of Foreland.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

         "Exercise Date" means the date of exercise of the Option granted pursuant to this Agreement as set forth in Section 2.04.

         "Exercise Period" has the meaning set forth in Section 2.03.

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         "Exercise Period Quarter" means the successive calendar quarters ending on March 15, June 15, September 15, and December 15, 1998.

         "Foreland Stock" means shares of common stock of Foreland, par value $0.001 per share.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Option Consideration" has the meaning set forth in Section 2.02.

         "Option Period" means the period starting with the date of this Agreement and ending at 11:59 p.m., Mountain Time, December 31, 1998, or at the end of any Exercise Period Quarter with respect to which Foreland has not fulfilled its obligations as set forth in Article II.

         "Option Shares" has the meaning set forth in Section 2.02.

         "PSC Exhibits" means the documents describing in detail the items more particularly described in Article III.

         "PSC Schedules" means the disclosures as set forth in Section 2.07.

         "Purchase Price" has the meaning set forth in Section 3.05.

         "Refining" means Foreland Refining Corporation, a corporation to be organized by, and as a subsidiary of, Foreland for the purpose of purchasing the Business and Business Assets.

         "Registration Statement" means a registration statement filed under the provisions of the Securities Act as provided in Section 2.02.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

         "Shares" means either or both the Option Shares or Purchase Shares, as the case may be.

                                   ARTICLE II
                               OPTION TO PURCHASE

         Section 2.01 Grant of Option. For and in consideration of the Crude Oil Purchase Agreement entered into this date by and between PSC and Foreland, the Option Consideration as set forth in Section 2.02, and the benefits to the parties arising under this Agreement, PSC hereby grants to Foreland the irrevocable right and option (the "Option"), exercisable at any time during the Exercise Period set forth in Section 2.03 to purchase the Business and Business Assets for the Purchase Price set forth in Section 3.05.

         Section 2.02 Option Consideration. In consideration of this Option granted by PSC pursuant to this Agreement, Foreland agrees to pay to PSC an aggregate of $520,000 (the "Option Consideration") as follows:

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                  (a) On or before January 15, 1998, Foreland shall deliver to
         Petro Source Refining Corporation ("PSRC"), an aggregate of 130,000 shares (the "Option Shares") of Foreland Stock, which shall be registered in the name of PSRC, but held and disposed of in accordance with the terms and conditions hereof.

                  (b) At the earliest practicable date, Foreland shall file,

         at its sole cost, and utilize its best efforts to obtain the effectiveness of, by acceleration, a registration on such form as Foreland may select under the Securities Act covering the resale of the Option Shares by and for the account of PSRC, which shall be named as a selling shareholder in such registration statement, all as more particularly set forth in Article IX hereof. Foreland shall utilize its best efforts to obtain the effectiveness of such Registration Statement at the earliest practicable date and to maintain its effectiveness throughout the Exercise Period.

                   (c) On or before the expiration of each Exercise Period Quarter, Foreland may pay the $130,000 Option Consideration installment for such quarter in immediately available funds by wire transfer to PSC at the following account:

                          Bank of America NT&SA, Concord, CA
                          ABA no. 121000358
                          Petro Source Refining Corporation Account
                          Account no. 12331-15325  Reference Co. 80

                  (d) If Foreland elects not to pay the $130,000 in cash in accordance with the requirements of paragraph (c) above on or before the end of any Exercise Period Quarter, and the Registration Statement is then effective, PSC may cause to be sold, at any time and from time-to-time and in accordance with the Registration Statement, that number of Option Shares that yields proceeds, net of brokerage and other usual and customary transaction costs, the amount of $130,000 as payment in full of the Option Consideration installment for such Exercise Period Quarter.

                  (e) If (i) the Registration Statement is not effective on or before the date on which PSC would be able to cause Option Shares to be sold thereunder but for its lack of effectiveness, or (ii) insufficient Option Shares are held by PSRC such that the net proceeds therefrom would not equal $130,000, PSRC may demand that Foreland pay in cash the $130,000 Option Consideration installment for that quarter, in which case Foreland shall pay such amount in cash in immediately available funds within five days after such demand, and the Option Shares attributable to such quarter shall be returned to Foreland.

                  (f) If at the end of the Option Period any Option Shares remain unsold, such shares shall be returned to Foreland for cancellation. If Option Shares have been sold for net proceeds in excess of the Option Consideration due to PSC under the terms of this Agreement, such excess proceeds shall also be delivered to Foreland.

         Section 2.03 Exercise Period. The Option may be exercised at any time on or before December 31, 1998, provided that as of the date of exercise all Option Consideration required to have been paid as of such date in accordance with the requirements of Section 2.02 have been paid in full.

         Section 2.04 Manner of Exercise. The Option shall be exercised by notice thereof from Foreland to PSC in the manner for giving notices as hereinafter provided. The Exercise Date shall be the date such notice shall be deemed to be given in accordance with Section 13.02.

         Section 2.05 Effect of Exercise. On the timely exercise of the Option by Foreland, this Agreement shall become a binding, bilateral agreement between PSC and Foreland or, at Foreland's election, Refining, for the sale and purchase of the Business and Business Assets on the terms and conditions hereinafter set forth.

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         Section 2.06.  Access and Information; Noncompetition.  During the
Option Period:

                  (a) PSC shall (i) afford Foreland and its respective officers, directors, partners, managers, members, employees, accountants, consultants, legal counsel, agents, and other representatives (collectively, the "Foreland Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the Business and Business Assets and the officers, directors, employees, agents, offices and facilities of PSC and to the books and records relating to such Business and Business Assets; and (ii) furnish promptly to Foreland and the Foreland Representatives such information concerning the business, properties, contracts, records, and personnel of the Business and Business Assets and PSC insofar as related to the Business and Business Assets (including financial, operating and other data and information) as may be reasonably requested, from time to time, by any Foreland or such Foreland Representatives.

                  (b) PSC grants to Foreland and the Foreland Representatives a non-exclusive license to enter into and upon the Real Property (as defined below) for the purpose of completing an environmental site assessment, all as more particularly set forth in Section 4.07(d).

                  (c) Notwithstanding the foregoing provisions of this Section 2.06, PSC shall not be required to grant access or furnish information to Foreland or the Foreland Representatives to the extent that such access to or the furnishing of such information is prohibited by law or a valid order by a court of competent jurisdiction. No investigation by Foreland hereto made heretofore or hereafter shall affect the representations and warranties of PSC which are herein contained, and each such representation and warranty shall survive such investigation.

                  (d) The information received pursuant to this section shall be deemed to be "Confidential Information." Foreland agrees that it will treat in confidence all documents, materials and other Confidential Information which it shall have obtained regarding the Business, Business Assets, or PSC during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein, and the preparation of this Agreement and other related documents. Such documents, materials and other Confidential Information shall not be communicated to any third person (other than to counsel, accountants, financial advisors or lenders who have agreed to treat the information as Confidential Information) and shall not be used for any purpose to the detriment of PSC. Foreland shall not use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the possible business relationship with PSC. Neither Foreland nor any Foreland Representative will, during the term of this Agreement or at any time during the two years thereafter, irrespective of the time, manner, or cause of termination of this Agreement, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any documents, materials or other Confidential Information of PSC. This provision is not intended to supercede the Confidentiality Agreement between PSC and Foreland dated August 25, 1997, and, in addition to the convenants hereof, information received pursuant to this section shall be deemed to be "Confidential Information" under that agreement.

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         Section 2.07   PSC Schedules and Exhibits.

                  (a) On or before January 15, 1998, PSC shall prepare and deliver to Foreland a revised set of exhibits and schedules updating the exhibits provided under the terms of Article III (the "PSC Exhibits") and the schedules limiting the representations of PSC set forth in Article IV or otherwise required by the terms of this Agreement (the "PSC Schedules").

                  (b) Foreland shall have until 30 days after the date of delivery of the revised PSC Exhibits and PSC Schedules (the "Due Diligence Period") in which to inspect such PSC Exhibits and PSC Schedules. If, within the Due Diligence Period, Foreland reasonably determines and advises PSC in writing of respects in which the revised PSC Exhibits or PSC Schedules are materially and adversely different from the PSC Exhibits and Schedules attached hereto ("Objections"), PSC shall have the right to attempt to cure all valid Objections within 30 days after the expiration of such Due Diligence Period; Foreland shall have no obligation to cure such Objections. If PSC does undertake to cure such Objections, such curative measures shall be set forth in writing and shall be specifically enforceable by Foreland. If valid Objections are not reasonably resolved within such 30 day cure period, Foreland may void this Agreement by written notice thereof to PSC within seven days after expiration of such cure period. If this Agreement is voided, (i) all amounts previously paid or delivered by the parties under the terms of this Agreement shall be returned within ten days; and (ii) the Purchase Contract Confirmation of even date herewith shall be null and void and the existing crude oil purchase agreement shall be reinstated effective as of December 15, 1997, and any overpayments shall be paid within ten days. If Foreland does not so void this Agreement, it shall be deemed to have accepted such revised PSC Exhibits and PSC Schedules. If, at the end of the Due Diligence Period, Foreland has not delivered written objection to the revised PSC Exhibits or PSC Schedules pursuant to this subsection, Foreland will be deemed to have accepted the revised PSC Exhibits and PSC Schedules as submitted by PSC. The revised PSC Exhibits and PSC Schedules accepted or deemed to have been accepted by Foreland shall be attached to and become part of this Agreement and shall be the effective PSC Exhibits and Schedules under the provisions of Article IV and other relevant sections of this Agreement.

         Section 2.08 Affirmative Covenants of PSC. PSC hereby covenants and agrees that during the Option Period and, if this Option is timely exercised, then until the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Foreland, PSC will, insofar as it relates to the Business or Business Assets:

                  (a) continue to operate the Business in the ordinary course consistent with past practices, subject to such changes in operations as are necessary or advisable, and consistent with prudent business practices;

                  (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights, permits, and franchises, retain the services of its executives, senior managers, and employees, and maintain its relationships with its material customers and suppliers to the extent that a prudent business person would do so;

                  (c) maintain and keep its material properties and the Business Assets in as good repair and working condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories of products based on its customary business practice;

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                  (d) continue to operate the Business and Business Assets in compliance with all laws and regulations applicable thereto, including all Environmental Laws;

                  (e) pay all obligations, taxes, and liens with respect to the Business and Business Assets as they come due;

                  (f) keep adequate records and books of account with complete entries sufficient for the preparation and auditing of financial statements in accordance with the requirements of GAAP;

                  (g) timely pay its accounts payable associated with the Business and Business Assets in the ordinary course, consistent with prior practices;

                  (h) use reasonable efforts to timely collect its accounts receivable in the ordinary course, consistent with past practices; and

                  (i) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

         Section 2.09 Negative Covenants of PSC. Except as expressly contemplated by this Agreement or as otherwise consented to in writing by Foreland (which consent will not be unreasonably withheld), during the Option Period and, if the Option is timely exercised, then until the Effective Time, PSC will not:

                  (a) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or encumber, or agree to do any of the foregoing with respect to the Business or Business Assets, except for the sale of inventory or similar dispositions in the ordinary course, consistent with prior practice;

                  (b) knowingly take, or agree to commit to take, any action that would make any representation or warranty of PSC contained herein or in the PSC Disclosure Schedules inaccurate in any material respect at the Closing Date, or as of any time during the Option Period and, if the Option is timely exercised, then until the Effective Time;

                  (c) except in the ordinary course of business, enter into any agreement or arrangement to extend the time covered by an agreement to purchase crude oil, hydrocarbons, or other feedstock or supplies for the Business and Business Assets, which agreement has a term in excess of one year, or to increase the price paid to a supplier of such items;

                  (d) enter into any agreement or arrangement that is not cancelable on 30 days' notice with respect to Petrosource Transportation, except for the replacement of obsolete or worn equipment and the purchase of equipment on the termination of leases, all in accordance with past practice and prudent business;

                  (e) permit the presence, use, disposal, storage, or release of hazardous materials on, in, or under the Business Assets except in the ordinary course and in accordance with conditions that are generally recognized as safe and appropriate and that are in strict compliance with all Environmental Laws;

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                  (f) except as provided above, make any capital expenditures to increase or improve the Business Assets in excess of $100,000;

                  (g) increase the wages or salary of any employee associated with the Business other than in the ordinary course, consistent with past practice or enter into any collective or individual employment bargaining process or employee agreements; or

                  (h) agree in writing or otherwise to do any of the foregoing items 2.09 (a) - (g).

         Section 2.10   PSC Employees.

                  (a) During the Option Period and with prior notice to PSC, Foreland may discuss with management and executive level salaried employees of PSC engaged for all or substantially all of their working time in the management and operation of the Business (the "Business Executives") the possible terms under which such Business Executives may be offered employment by Foreland or Refining after the Effective Time. If this Option is not exercised and the purchase of the Business is not Closed as contemplated hereby, for a period of two years subsequent to the termination of the Option Period neither Foreland nor any affiliated entity will offer any employment or consulting position to any Business Executive or induce or attempt to induce or persuade any such Business Executive to terminate his or her employment relationship with PSC or assist any other person or entity in doing the foregoing, except that Foreland shall not be precluded from considering and accepting unsolicited applications from such Business Executives or applications from such Business Executives in response to a general solicitation of employment not specifically directed to employees of PSC. Prior to the exercise of the Option, Foreland will not offer employment or discuss the existence of the Option with employees who are not Business Executives without PSC's prior written consent, which shall not be unreasonable withheld.

                  (b) If Foreland does exercise its Option to purchase the Business, Foreland will offer employment to (i) each of the Business Executives employed by PSC at the Effective Time, and (ii) each PSC employee who devotes substantially all of his or her working time to the Business. Such offers will provide for (iii) a salary or hourly rate equivalent to the salary or hourly rate in effect as of the date hereof or such higher rate approved by Foreland, (iv) employee benefits equal to the standard employee benefit package provided by Foreland to its other employees, and (v) past service credit under the Foreland employee benefit plans for the time that such employee was employed by PSC. Foreland shall not be responsible for any accrued and unused vacation or sick leave or for any pension, retirement, or employee benefit obligation of PSC arising prior to the Effective
         Time.

         Section 2.11 Non-Circumvention of Option. During the Option Period and, if the Option is timely exercised, then until the Effective Time, PSC shall not, directly or indirectly:

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                  (a) Enter into any transaction or enter into or continue
         negotiations with any party other than Foreland relative to any disposition by PSC of the Business or Business Assets;

                  (b) Solicit or encourage submission of inquiries, proposals, or offers from any other party relative to any disposition by PSC of the Business or Business Assets;

                  (c) Provide further information to any party other than Foreland relating to any possible disposition by PSC of its interest in the Business or Business Assets;

                  (d) Disclose to any third party, other than its attorney or other professional advisors, or bankers or other lenders on a confidential basis, PSC's willingness to sell the Business or Business Assets or discuss the existence or substance of this Agreement with any such third party; or

                  (e) Take any action, the reasonable and foreseeable consequence of which would be to materially frustrate the purpose, intent, or financial benefit to Foreland of this Agreement and the transactions contemplated hereby.

If, during the Option Period, PSC receives an offer or proposal relating to the possible acquisition of the Business or Business Assets or any part thereof, it will immediately notify Foreland of said offer or proposal, the identity of the party making the offer or proposal, and the specific terms of such offer or proposal.


                                   ARTICLE III
                               PURCHASE OF ASSETS

         Section 3.01 The Purchase. Foreland shall have the right to exercise the Option at any time during the Option Period as set forth in Article II of this Agreement. On such timely exercise, PSC shall be obligated to sell, and Foreland shall be obligated to purchase the Business and Business Assets as set forth in this Article III. Except as set forth in section 3.02 of this Agreement, and on the terms and conditions contained in this Agreement, PSC shall sell, assign, transfer, convey, set over, and deliver to Foreland, and Foreland shall purchase from PSC, the Business and the Business Assets, consisting of the following:

                  (a) (i) all tangible personal property owned by PSC and located at, or used in connection with, the operation of the Eagle Springs Refinery, the Tonopah Refinery (including the emulsifier), or Petrosource Transportation, (ii) the asphalt blower equipment located at the Fredonia Terminal (provided Foreland, at its own expense, removes such equipment from PSC's property within 24 months after the Closing Date, otherwise the ownership of such equipment shall revert to PSC), and (iii) the rights of PSC as lessee of all tangible personal property leased, including the equipment, tools, vehicles, furniture and fixtures, and supplies described in Exhibit "A" (the "Tangible Personal Property");

                  (b) all of PSC's rights as lessee to the real property and all buildings and improvements thereon on which the Eagle Springs Refinery and the Tonopah Refinery are located, as more particularly described in Exhibit "B" (the "Real Property");

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


                  (c) all inventory of PSC existing as of the Effective Time which was purchased in furtherance of the Business, as described in Exhibit "C" (the "Inventory");

                  (d) all of the notes and trade and other accounts receivable associated with the Eagle Springs Refinery, the Tonopah Refinery, or Petrosource Transportation existing as of the Effective Time, and all cash and cash equivalents in payment thereof received after the Effective Time, as described in Exhibit "D" (the "Accounts Receivable");

                  (e) all of PSC's rights under (i) those crude oil and transmix purchase contracts and agreements described in Exhibit "E" which were entered into by PSC in the ordinary course of business and are executory, and (ii) all contracts and agreements intended to facilitate the sale of asphalt or other refinery products manufactured at the Eagle Springs or Tonopah refineries, together (the "Contract Rights");

                  (f) lists of current and past (within the preceding two years) customers and lists of prospective customers (i.e., persons with whom PSC has discussed potential sales and from whom PSC has received what PSC believes to be serious expressions of interest) of the Business compiled by PSC including, to the extent the same is in the possession of PSC, the name, address, contact person, and telephone number of each such customer or prospective customer (the "Customer Lists"), set forth on Exhibit "F";

                  (g) all lists of current and past (within the preceding two years) suppliers and all files, records, and data used in connection with the Business;

                  (h) those prepaid expenses, fees, deposits, letters of credit, or bonds with respect to the Business or Business Assets, including those set forth on Exhibit "G," (the "Prepaid Expenses");

                  (i) all federal, state, or local licenses, permits, or approvals granted or used in connection with the operation of the Business or the Business Assets;

                  (j) all of PSC's rights under warranties covering the Tangible Personal Property being transferred hereunder to the fullest extent permitted by such warranties;

                  (k) all intellectual property of PSC necessary to the operation of the Business, including the proprietary scheduling software used in connection with Petrosource Transportation and the right to use any trade secrets, confidential or proprietary information, or general processes used by PSC in the conduct of the Business, together with a non-exclusive right to use the process and name "Melt Pac(TM)," to sell asphalt manufactured at either the Eagle Springs Refinery or the Tonopah Refinery in the states of Arizona, California, Colorado, Nevada, New Mexico and Utah only, provided Foreland pays PSC a royalty equal to $2.00 per ton of roofing asphalt sold in Melt Pac(TM) bags., all as described in Exhibit "H" (the "Intellectual Property");

                  (l) the current telephone number(s) used in connection with the Business at its locations in Eagle Springs and Tonopah, Nevada, and telephone and other directory listings used by PSC in the operation of the Business other than the Salt Lake City numbers;

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                  (m) to the extent permitted by the carrier, all contracts of insurance relating to the Business or Business Assets and all claims, casualties, or other occurrences prior to the Closing Date and prepaid premiums or deposits related thereto, which policies are specific to and separately maintained for the Business Assets, as described in Exhibit "I" (the "Insurance Policies");

                  (n) originals or copies of all accounting, operating, management, and other business records in documentary or electronic form relating to the Business (provided, however, PSC may maintain a record copy of any such items);

                  (o) the rights of PSC under all confidentiality, non-competition, or similar agreements with present or former employees, consultants, and others associated with PSC insofar as related to the Business;

                  (p) the goodwill of PSC associated with the business; and

                  (q) all other assets of PSC used to carry out the Business or Business Assets not included in any specific provision of the foregoing subsections existing as of the Effective Time which are not excluded in section 3.02.

         Section 3.02   Excluded Assets.  Notwithstanding the provisions of
Section 3.01, the assets conveyed hereunder shall not include the following:

                  (a) the two asphalt spreader trucks currently in the name of Petrosource Transportation or Petro Source Refining Partners.

                  (b) the bank accounts maintained by PSC on behalf of the Business;

                  (c) all corporate books and records not relating to the Business or the Business Assets purchased hereunder, including the minute books and stock transfer books and the corporate seal of PSC;

                  (d) PSC's employee benefit agreements, plans, or similar arrangements.

                  (e) The office furniture and equipment used by any PSC employee who works on Business matters, but is not hired by Foreland;

                  (f) Software which is not used by PSC exclusively for the Business such as PSC's general ledger and accounting, and revenue distribution systems; and

                  (g) The items listed in Exhibit J.

         Section 3.03 Assumed Obligations. On the Closing Date, Foreland shall assume and agree to discharge the following obligations and liabilities of PSC with respect to the Business Assets, in accordance with their respective terms and subject to the respective conditions thereof:

                   (a) all obligations of PSC under the leases set forth on Exhibit K-1 relating to the Tangible Personal Property or the Real Property;

                  (b) all current trade accounts payable and other current liabilities as of the Effective Time, that arose in the ordinary course of the Business, all to be set forth in Exhibit K-2 of the Closing Exhibits;

                  (c) all liabilities and obligations of PSC to be paid or performed after the Effective Time under the contracts and other agreements set forth on Exhibit K-3 relating to the Business and Business Assets being conveyed hereunder:

                  (d) all liabilities in respect of any taxes for the period beginning on the Effective Time, and any other accrued, but unpaid, as of the Effective Time and set forth in the Closing Schedule. Real and personal property taxes shall be prorated between the parties as of the Effective Time; and

                  (e) other obligations listed on Exhibit K-4.

         Section 3.04 Excluded Liabilities. Except to the extent that such liabilities operate to reduce the purchase price pursuant to Section 3.05, neither Foreland nor Refining shall assume or be obligated to pay, perform or otherwise discharge the following:

                  (a) any liability or obligation of PSC, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Foreland pursuant to section 3.03 or otherwise pursuant to this Agreement;

                  (b) any liability for accrued bonuses, vacation, personal leave, or other amounts for the benefit of employees of the Business (the "Employee Benefits");

                  (c) taxes for any period prior to the Effective Time; and

                  (d) The accounts payable listed on Schedule 3.04.

         Section 3.05 Amount of Purchase Price. The consideration payable by Foreland for the purchase (the "Purchase Price") of the Business and Business Assets shall be the greater of either:

                  (a) Five million dollars ($5,000,000); or

                  (b) Four times the annualized Adjusted EBIDTA of the Business, as set forth below, based on the six months preceding the month in which the Option is exercised, as calculated in accordance with the following formula:

      (Adjusted EBIDTA for preceding six months) x 2 x 4 = Purchase Price

                  For purposes of the foregoing formula:

                  "Adjusted YTD EBIDTA" means the earnings of the Business
                         before interest, taxes, depreciation, and amortization, as determined in accordance with GAAP, based on the six months prior to the Exercise Date, adjusted (1) to credit the Business with an amount equal to the difference between Amoco's Southwest Wyoming Sweet Crude Oil posted price less $6.15 per barrel and the amount paid per barrel for oil purchased from Foreland that is produced from the Ghost Ranch number 48-35 currently producing well during such period by PSC under the Crude Oil Purchase Agreement entered contemporaneous with the execution of this Agreement as compared to the amount that would have been paid per barrel of oil purchased under the immediately preceding agreement, and (2) to substitute for actual general and administrative expenses incurred in the operation of the Business an amount equal to $800,000 per month.

plus, in the case of either (a) or (b) above, the total of

                  (u) the sum of capital expenditures incurred by PSC to improve or add to the Business Assets between the date hereof and the Effective Time;

                  (v) a negative amount equal to the sum of proceeds from the sale of any property, plant and/or equipment which is a component of the Business Assets to a third party by PSC between the date hereof and the Effective Time;

                  (w) the sum of the current assets, as determined in accordance with GAAP (except that finished goods inventory will be valued at market), assigned to Foreland hereunder;

                  (x) a negative amount equal to the sum of the current liabilities, as determined in accordance with GAAP, assumed by Foreland hereunder, excluding, however, the current portion of long term liabilities or liabilities under operating leases assumed by Foreland hereunder that is not properly attributable to the period prior to the Effective Date in accordance with GAAP;

                  (y) any unpaid portion of the Option Consideration; and

                  (z) 100,000 shares of Foreland Stock, the resale of which by PSC shall be covered by an effective Registration Statement in accordance with Article IX.

         Section 3.06 Payment of Purchase Price. In consideration of the purchase of the Business Assets, at the Closing Foreland shall or shall cause Refining to:

                  (a) pay to PSC the cash portion of the Purchase Price in immediately available funds by wire transfer in accordance with Section 2.02(c); and

                  (b) deliver to PSC one or more stock certificate(s) registered in the name of PSC or its designee for the 100,000 shares of Foreland Stock constituting a portion of the Purchase Price.

That amount of the Purchase Price consisting of the unpaid portion of the Option consideration shall be paid in accordance with Section 2.02.

         Section 3.07 Closing; Closing Date. Subject to timely exercise by Foreland of the Option, the consummation of the sale and purchase of the Business and Business Assets as contemplated hereby (the "Closing") shall take place at the offices of Kruse, Landa & Mayor, L.L.C., at 50 West Broadway, Eighth Floor, Bank One Tower, Salt Lake City, Utah 84101, or such other place as is mutually acceptable to the parties hereto as soon as practicable within 20 days after the Effective Time, but in any event on or before December 31, 1998. The date on which the Closing takes place shall be the "Closing Date."

         Section 3.08 Effective Time. The Closing shall be effective (the "Effective Time") as of midnight, Nevada time, on the last day of the month during which Petro Source receives Foreland's notice of Option Exercise.

         Section 3.09 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) (i) the deeds, bills of sale, assignments, and other documents and instruments of conveyance and transfer, all in form and substance reasonably satisfactory to Foreland and its counsel, necessary to vest, subject to any scheduled condition subsequent, marketable title in Foreland to all the rights, interests, assets, and properties to be acquired by Foreland pursuant to this Agreement; (ii) originals or copies of all of PSC's agreements, contracts, and commitments assumed by Foreland hereunder;
(iii) a list of all of the customers and suppliers of PSC relevant to the Business, including addresses and telephone numbers; (iv) all certificates, opinions, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered at or prior to the Closing; and (v) such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. In addition, at the Closing, Foreland shall deliver to PSC the Purchase Price in accordance with Section 3.06.

         Section 3.10 Allocation of Purchase Price. The Purchase Price shall be allocated among the Business Assets according to the Schedule 3.11. PSC and Foreland agree to prepare all financial reports of the transactions contemplated herein, including all federal and state tax returns, in accordance with the allocation of the Purchase Price set forth in such Schedule and hereby indemnify each other against any loss which such other party may incur by reason of the Indemnifying Party's failure to comply with this section. Upon request, each party agrees to provide to the other photocopies of any forms filed with any taxing authority in which the results of this transaction are reported.

         Section 3.11 Further Assurances. At the Closing or at any time thereafter, each party shall execute and deliver to the other such opinions, certificates, consents, and other documents required herein and execute and deliver such other documents, and take such other actions, as may be reasonably requested to carry out the terms of this Agreement, all as the other party hereto may reasonably require.

         Section 3.12 Registration of Purchase Price Shares. Foreland will, at its sole cost, in any registration statement filed with the SEC for the sale of Foreland Shares after the Closing, include the Shares issued to PSC as part of the purchase price ("Purchase Shares") and cover the resale of such Shares by and for the account of PSRC, which shall be named as a selling shareholder in such registration statement, all as more particularly set forth in Article IX hereof, and shall use its best efforts to maintain its effectiveness throughout for at least three months. If Foreland has not filed such a registration statement within one year of the date of Closing, Foreland shall file, at its sole cost, and utilize its best efforts to obtain the effectiveness of, by acceleration, a registration on such form as Foreland may select under the Securities Act covering the resale of the Purchase Shares by and for the account of PSRC, which shall be named as a selling shareholder in such registration statement, all as more particularly set forth in Article IX hereof. Foreland shall utilize its best efforts to obtain the effectiveness of such Registration Statement at the earliest practicable date and to maintain its effectiveness for a period of at least three months.

         Section 3.13 Covenants Not to Compete. At the time of Closing, the parties shall enter into one or more agreements providing that: (i) PSC and its affiliates will not compete with Foreland for (x) the refining of Nevada crude hydrocarbons or (y) the processing of transmix in the states of California, Utah, Arizona, or Nevada for a period of three years after the Closing Date; and
(ii) Foreland and its affiliates will not manufacture or sell emulsions in the state of Nevada for a period of two years after the Closing Date.


                                   ARTICLE IV
                REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PSC

         PSC hereby represents, covenants, and warrants to Foreland, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof (except as otherwise expressly set forth in Article VII hereof), as follows:

         Section 4.01 Organization. Petro Source Corporation, Petro Source Refining Corporation and Petrosource Transportation are each corporations duly organized, validly existing, and in good standing under the laws of the state of Utah and have the corporate power and are duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of their properties and assets and to carry on their business in all material respects as it is now being conducted. There is no jurisdiction in which any of such companies is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on the business or properties of such company. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of such companies' articles of incorporation or bylaws. Each of such companies has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions herein contemplated.

         Section 4.02 Approval of Agreement. The board of directors and shareholders of each of Petro Source Corporation, Petro Source Refining Corporation and Petrosource Transportation have authorized the execution and delivery of this Agreement and have approved the consummation of the transactions contemplated hereby. This Agreement is the legal, valid, and binding agreement of PSC enforceable between the parties in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         Section 4.03   Financial Statements.

                  (a) Included in Schedule 2.03 to this Agreement are the audited balance sheets of Petro Source Refining Partners ("PSRP") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1996, respectively, including the notes thereto and the reports of Deloitte & Touche. Such schedule also includes the unaudited balance sheet of PSRP as of October 31, 1997 ("PSRP's Current Balance Sheet"), and the related statements of operations, cash flows, and partners' equity for the ten months ended October 31, 1997, which present fairly the results of operations and financial position of PSC for the periods and as of the dates indicated in all material respects. All such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved as explained in the notes to such financial statements, except that PSRP's Current Balance Sheet does not contain all of the footnote disclosures required by GAAP.

                  (b) Such financial statements, as of their respective dates, fairly reflect in all material respects the financial position of the Business as of such date and the results of operations for the periods presented. Except as reflected on the most recent balance sheet, the Business did not have any liability or obligation (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with GAAP. All assets reflected on PSRP's Current Balance Sheet are properly reported and present fairly in all material respects the assets of the Business in accordance with GAAP, except that PSRP's Current Balance Sheet does not contain all of the footnote disclosures required by GAAP.

                  (c) The books and records, financial and otherwise, with respect to the Business are in all material respects complete and correct and have been maintained in such a fashion as to permit the preparation and audit of financial statements (at Foreland's expense) for at least two full years in accordance with GAAP.

                  (d) Except as set forth on the most recent Balance Sheet or in the Notes thereto, or Schedule 4.03, PSC has:

                           (i) good and marketable title to its receivables,
                  free of any security interests or liens and free of any material defenses, counterclaims, and set-offs, and all of such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on its books; and

                           (ii) has no material contingent liability, direct or
                  indirect, matured or unmatured.

                  The receivables set forth on the most recent Balance Sheet arose in the ordinary course of business and are collectable in all material respects upon the continuation of reasonable collection efforts by employees of the Business, without resorting to litigation.

                  (e) PSC represents that the financial statements of PSRP are of limited applicablility because they pertain to a partnership that was terminated as of the end of October 1997 when PSRC acquired all of the partnership interest of the only other partner in PSRP, and PSRP owned assets in addition to the Business Assets, including, but not limited to, the Fredonia terminal and the Melt Pac(TM) patents and licenses.

         Section 4.04 Absence of Certain Changes or Events. Except as set forth in Schedule 4.04 to this Agreement, since the date of PSRP's Current Balance Sheet described in Section 4.03, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of the Business or (ii) any damage, destruction, or loss to Business Assets (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of the Business, including any:

                  (a) material adverse change in the liabilities or assets of PSC relating to the Business or Business Assets;

                  (b) change in the manner in which PSC carries on its business or preserves its business organization and existing business relations, which might affect the Business or the Business Assets in any material way;

                  (c) transaction by PSC relating to the Business or Business Assets, except in the ordinary course of business as conducted on the date of PSRP's Current Balance Sheet;

                  (d) failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on the date of PSRP's Current Balance Sheet or any destruction, damage to, or loss of any of the Business Assets (whether or not covered by insurance) materially and adversely affecting the business or prospects of PSC relating to the Business or the Business Assets;

                  (e) sale, assignment, transfer of any tangible or intangible assets of PSC associated with the Business, including any rights to intellectual property, except in the ordinary course of business;

                  (f) mortgage, pledge, or other encumbrance of any tangible or intangible assets of PSC relating to the Business; or

                  (g) written or oral agreement by PSC to take any of the actions described above.

         Section 4.05 Governmental Authorizations. PSC has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its businesses in all material respects as conducted on the date of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by PSC of this Agreement and the consummation by PSC of the transactions contemplated hereby. Schedule 4.05 sets forth a list of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary or convenient to own, lease and operate its properties and to carry on the Business (collectively, the "Business Permits"), and there is no action, proceeding or investigation pending or threatened of which PSC has received actual notice regarding suspension or cancellation of any of the Business Permits, except where the failure to possess, or the suspension or cancellation of, such Business Permits would not have a material adverse effect on the Business or Business Assets. PSC is not in conflict with, or in default or violation of any law applicable to the Business or Business Assets. PSC is not in conflict with, or in default or violation of any law applicable to the Business or Business Assets. During the three-year period prior to the date of this Agreement, PSC has not received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of Laws, except as set forth in Schedule 4.05 of the PSC Disclosure Schedule and except for written notices relating to possible conflicts, defaults or violations that would not have a material adverse effect on the Business or Business Assets.

         Section 4.06 Accounts Receivable; Inventories. All of the Accounts Receivable of PSC included in the Business Assets have arisen from bona fide transactions by PSC in the ordinary course of its business and are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof. The Inventory of PSC (including raw materials, supplies, work-in-process, finished goods and other materials), a description of which is included in an exhibit to this Agreement as provided above, is in good, merchantable, resalable, and usable condition.

         Section 4.07   Real Property.

                  (a) PSC will obtain, pay for, and deliver to Foreland, within 30 days after execution of this Agreement, a commitment for a policy of title insurance respecting the leasehold interests in the Real Property issued by a title insurance company reasonably acceptable to Foreland, accompanied by a copy of all documents listed as exceptions to good and clear marketable title in such commitment (the "Title Report"). PSC shall pay any title commitment cancellation charge incurred in connection with the Title Report. PSC shall also deliver to Foreland
         (i) a copy of all leases affecting such Real Property not expiring before the Closing Date, (ii) a copy of a survey of the Real Property, if PSC has one, and (iii) a copy of each environmental assessment or survey of any of the Real Property in the care, custody, or control of PSC. The Title Report and the other documents and information described above, which shall be included in Schedule 2.07 to this Agreement, are hereinafter referred to as the "Real Property Disclosures."

                  (b) PSC warrants marketable title to the Real Property, save and except for only the exceptions to title set forth in the Title Report that are acceptable to Foreland as not impairing good and clear marketable title together with the printed exceptions and exclusions referred to in such Title Report; private, public, and utility easements; roads and highways, if any; the special taxes or assessments for improvements not yet completed; installments not yet due at the date hereof or any special tax or assessment for improvements heretofore completed; rights-of-way for drainage ditches, feeders and laterals; zoning laws and ordinances; all matters, including but not limited to encroachments which would be disclosed by an accurate survey and/or inspection of the Real Property; and all acts or omissions of Foreland and all governmental authorities and those acting by, through, or under such parties.

                  (c) Foreland shall have until 30 calendar days after the date of delivery of the Real Property Disclosures (the "Real Property Due Diligence Period") in which to inspect the Real Property and the Real Property Disclosures. If, within the Real Property Due Diligence Period, Foreland advises PSC in writing of reasonable objections to the status of title to or that the condition of the Real Property is in violation of laws, ordinances, rules or regulations, PSC shall have the right to attempt to cure such objections within 30 calendar days after the expiration of such Real Property Due Diligence Period; Foreland shall have no obligation to cure such objections. If PSC does undertake to cure such objections of Foreland, such curative measures shall be set forth in writing and shall be specifically enforceable by Foreland. If Foreland's objections are not resolved to its reasonable satisfaction within such 30 calendar day cure period, Foreland may void this Agreement by written notice thereof to PSC within seven calendar days after expiration of such 30 day cure period, provided, however, to the extent that the objection is in respect to (i) title defects, or (ii) the Business Assets' conformity to environmental laws or regulations, but such objectional condition is of a nature that an ordinary purchaser of refining facilities would accept such condition in light of an indemnity from a seller similar to PSC, PSC may cure the objection by indemnifying Foreland against any loss, cost or expense incurred by Foreland with respect to such condition in excess of $100,000. During the Real Property Due Diligence Period, Foreland shall have the right to terminate this Agreement if Foreland reasonably determines PSC's representations and warranties are false in any respect material to the transaction, taken as a whole. If, at the end of the Due Diligence Period, this Agreement is not terminated by Foreland in the manner provided above, or Foreland has not delivered written objection to the PSC pursuant to this subsection, at the Closing, if any, Foreland will be deemed to have accepted the Real Property in "as is, where is" condition in accordance with the provisions set forth herein.

                  (d) For the purposes set forth in this section, PSC hereby grants Foreland a limited license to inspect the Real Property at reasonable times agreeable to PSC, so long as such inspection does not damage the improvements and other property located on the Real Property or interfere with the ordinary conduct of PSC's business. Foreland agrees to indemnify, defend, and hold PSC harmless from any cost, expense, damage, liability, or claim arising out of or in connection with the exercise by the Foreland of the rights conferred under the provisions of this section. Notwithstanding the above or anything else herein, if Foreland desires to have the Real Property inspected for the presence of hazardous materials beyond a standard Phase I Environmental Assessment or have the surface penetrated in any manner for any purpose (such as soils tests), it shall first inform PSC in writing of such desires. Thereafter, PSC and Foreland shall meet to discuss how and when such inspection(s) shall be undertaken, it being understood and agreed that PSC is concerned about the confidentiality of any such inspection and resulting reports, if any, and potential damage to or interference with the Real Property.

                  (e) The Real Property, a description of which is included in an exhibit to this Agreement as provided above, constitutes all interests in any real property, options to acquire any such interest, or easements, rights of way, or similar rights with respect to real property owned by PSC and used in or relating to the operation of the Business. There are no leases, subleases, tenancies or other rights of occupancy affecting such Real Property. The Real Property and improvements owned by PSC and used in or relating to the Business are in good operating condition and repair, are suitable for the purposes for which they are being used, and no such improvement, or any appurtenance thereto or equipment therein, violates any restrictive covenant or any provisions of any federal, state or local law, ordinance or zoning regulation, or encroaches on any property owned by others. PSC has the right, power, and authority to transfer good and clear marketable title in its leasehold interests in the real property comprising the Real Property to Foreland, without the consent of any other person or entity, as contemplated by this Agreement.

                  (f) At the Closing, PSC shall deliver possession of the Real Property broom clean and free of debris and personal property not to be conveyed pursuant hereto.

         Section 4.08 Tangible Personal Property. The list of Tangible Personal Property, a description of which is included in an exhibit to this Agreement as provided above, is a complete and accurate list of all machinery, equipment, vehicles, furniture and other tangible property owned or leased by PSC and used in or relating to the Business. Except as disclosed in Schedule 4.08, the Tangible Personal Property is in good operating condition and repair and is suitable for the purposes for which it is being used. The Tangle Personal Property includes all of the assets and property necessary and convenient to operate the Business in the ordinary course in the fashion in which it has been operated by PSC. Unless otherwise stated in such exhibit, all of such Tangible Personal Property is located on the Real Property. All leases for tangible property are in full force and effect, have an unexpired term as set forth in the lease agreements, and there is no outstanding default or event that with the passage of time or notice would constitute a default, on behalf of PSC or any other party to the lease agreements. The remaining obligations of PSC under the terms of each lease for Tangible Personal Property do not exceed the current fair market value of the personal property subject to such lease. PSC has the right, power, and authority to transfer all of the tangible and intangible property comprising the Business Assets to Foreland, without the consent of any other person or entity, as contemplated by this Agreement. At the Closing, PSC will deliver possession of the Tangible Personal Property to Foreland with all equipment and vehicles in working order.

         Section 4.09 Intellectual Property. The list of Intellectual Property, a description of which is included in an exhibit to this Agreement as provided above, is a complete and accurate list of all of the trade secrets, technology, know-how, tradenames, trademarks, servicemarks, and other proprietary information owned by or used in connection with the business of PSC, including all copyrights, patents, patent applications, registrations, and applications with respect. Except as set forth in the above referenced exhibit, PSC owns the entire right, title, and interest in and to such Intellectual Property, and such Intellectual Property is not subject to the payment of royalties or any other obligation to any other person or entity. Except as set forth in the above referenced exhibit, none of the employees of PSC owns, directly or indirectly, any right, title, or interest in or to the Intellectual Property. To the best knowledge of PSC, none of the Intellectual Property is subject to any order, decree, judgment, stipulation, settlement, encumbrance, or attachment. There are no pending or threatened proceedings, litigation, or other adverse claims of which PSC is aware affecting or with respect to the Intellectual Property. The Intellectual Property does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of PSC as now being conducted.

         Section 4.10   Employees and Related Agreements; ERISA.

                  (a) Schedule 4.10 contains a description of each "employee pension benefit plan" (as such term is defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or "welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), maintained by PSC, or with respect to which PSC is required to contribute, on behalf of any employees of PSC. Each of the plans described in such schedule which is intended to qualify under Section 401(a) of the Internal Revenue Code (the "Code"), other than any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) has received a favorable determination letter from the IRS, and no event has occurred which would cause any such plan to cease being so qualified. Each of the plans described on such schedule (other than any multiemployer plans) complies in form in all material respects in accordance with the requirements of ERISA and, where applicable, the Code. To the best knowledge of PSC, each multiemployer plan is qualified under Section 401(a) of the Code and complies in form in all material respects and has been administered in all material respects in accordance with the requirements of ERISA and, where applicable, the Code.

                  (b) None of PSC's employee plans subject to Title IV of ERISA has terminated; no proceeding has been initiated to terminate any such plan; and there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA). PSC has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any multiemployer plan, and PSC is not aware of any events which could result in any such partial or complete withdrawal. None of PSC's employee plans which is a defined benefit plan has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived. Assuming that each of PSC's employee plans which is subject to Title IV of ERISA (other than multiemployer plans) were terminated as of the Closing Date, PSC would not have any liability under Title IV of ERISA as a result of such termination. The PSC has no obligations under any of PSC's employee plans or otherwise to provide health benefits to former employees of PSC, except as specifically required by law.

                  (c) Except as to multiemployer plans (as to which this representation and warranty is made to the best knowledge of PSC), neither PSC nor, to the best knowledge of PSC, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of PSC's employee plans which could subject any such plan (or its related trust) or PSC, or any officer, director or employee of PSC to the penalty or tax under
         Section 402(i) of ERISA or Section 4975 of the Code.

                  (d) There is no pending or, to the best knowledge of PSC, threatened claim which alleges any violation of ERISA or any other law
         (i) by or on behalf of any of PSC's plans or (ii) by any employee of PSC or any plan participant or beneficiary against any such plan.

         Section 4.11. Employee Relations. The PSC has complied in respect of the Business in all material respects with all applicable laws, rules and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. PSC believes that its relations with the employees of PSC are satisfactory.

         Section 4.12   Litigation and Proceedings. Except as set forth on
Schedule 4.12, there are no actions, suits, or proceedings pending or, to the knowledge of PSC, threatened by or against, or affecting the Business or Business Assets, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; PSC does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

         Section 4.13 Material Contract Defaults. PSC is not in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of PSC, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which PSC has not taken adequate steps to prevent such a default from occurring.

         Section 4.14 Taxes. All federal, state, local, and foreign tax returns and tax reports required to be filed by or on behalf of PSC have been filed with the appropriate governmental agency and all jurisdictions in which such reports are required to be filed and all taxes which have become due pursuant to such tax returns or to any assessment which has become payable have been paid. Proper and accurate amounts of taxes have been withheld by or on behalf of PSC with respect to all compensation paid to employees of PSC for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws.

         Section 4.15   Third-Party Consents.  Except as set forth in Schedule
Section 4.15, no contract, agreement, lease, or other commitment, written or oral, to which PSC is a party or to which any of its properties or assets are subject require the consent of the other party in order to consummate the transactions herein contemplated, except where the failure to obtain such consent would not have a material adverse effect on the Business Assets. In the event a supply or sales contracts may not be assigned without the consent of the other party to the agreement, which consent cannot be obtained before Closing, PSC will remain the party to the contract, and purchase products from Foreland with respect to sales contracts, and sell products to Foreland with respect to purchase contracts, in either case at PSC's cost so as to maintain the economic value of the contract. PSC will remain a party to such contracts as nominee for the account of Foreland, and Foreland will otherwise fulfill all obligations with respect to such contracts and will hold PSC harmless from any loss, cost or expense with respect thereto. The failure to obtain a consent in such a case will not be considered a material adverse event, or otherwise give Foreland the right to terminate this Agreement.

         Section 4.16 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which PSC is a party or to which any of its properties or operations are subject, except where such breach or default would not have a material adverse effect on the assets transferred pursuant hereto.

         Section 4.17 Compliance With Laws and Regulations. PSC has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of PSC or except to the extent that noncompliance would not result in the incurrence of any material liability for PSC.

         Section 4.18   Hazardous Substances.

                  (a) The following words and phrases shall have the meanings indicated:

                           (i) "Current Actual Knowledge" shall mean that no
                  information that would give PSC current actual knowledge of the inaccuracy of any statements has come to the attention of PSC's officers and directors; however, no special or independent investigation has been undertaken to determine the accuracy of such statements.

                           (ii) "Environment" shall mean soil, surface waters,
                  groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

                           (iii) "Environmental Law" shall mean any
                  environmental related law, regulation, rule, ordinance, or bylaw at the federal, state, or local level, existing as of the date hereof.

                           (iv) "Hazardous Material" shall mean any pollutant,
                  toxic substance, hazardous waste, hazardous material, hazardous substance, or oil as currently defined in the Resource Conservation and Recovery Act, as amended; the Comprehensive Environmental Response, Compensation, and Liability Act, as amended; the Federal Clean Water Act, as amended; or any other federal, state, or local environmental law, regulation, ordinance, rule, or bylaw, existing as of the date hereof.

                           (v) "Permit" shall mean environmental permit,
                  license, approval, consent, or authorization issued by a federal, state, or local governmental entity.

                           (vi) "Premises" shall mean the real property owned or
                  leased by PSC on which it currently conducts the business of PSC.

                           (vii) "Release" shall mean any releasing, spilling,
                  leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

                           (viii) "Threat of Release" shall mean a substantial
                  likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

                  (b) Except as set forth on Schedule 4.18, to PSC's Current Actual Knowledge, (i)PSC has no liability under any Environmental Law applicable to the Premises and the facilities and operations thereon, and (ii) there are not currently any violations of Environmental Laws existing on the Premises or with respect to any facilities or operations thereon.

                  (c) Except as set forth on Schedule 4.18, to PSC's Current Actual Knowledge, PSC has not violated and is in compliance with all Environmental Laws applicable to the Premises and the facilities and operations thereon and has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, processed, or Released any Hazardous Material on the Premises, except in compliance with such Environmental Laws, and has no Current Actual Knowledge of the Release or Threat of Release of any Hazardous Material on the Premises in violations of such Environmental Laws.

                  (d) Except as set forth on Schedule 4.18, within the last three years, PSC has not:

                           (i) Entered into or been subject to any consent
                  decree, compliance, order, or administrative order with respect to the Premises or any facilities or operations thereon;

                           (ii) Received notice under the citizen suit provision
                  of any violation of any Environmental Law in connection with the Premises or any facilities or operations thereon;

                           (iii) Received any request for information, notice,
                  demand letter, administrative inquiry, or claim with respect to a violation of any Environmental Law relating to the Premises or any facilities or operations thereon;

                           (iv) Been subject to or threatened with any
                  governmental or citizen enforcement action with respect to a violation of any Environmental Law on the Premises or at any facilities or operations thereon; or

                           (v) Received notice of any civil action with respect
                  to any damages claimed to result from a Release of any Hazardous Material on the Premises.

         Section 4.19 Insurance. The list of Insurance Policies, a description of which is included as an exhibit to this Agreement as provided above, is a complete and accurate description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by PSC on the date hereof with respect to the Business Assets or the business of PSC. All of the insurable properties of PSC are insured for the benefit of PSC in the amount of their full replacement value (subject to reasonable deductibles) against losses due to fire and other casualty, with extended coverage, and other risks customarily insured against by persons operating similar properties in the localities where such properties are located and under valid and enforceable policies issued by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined. PSC makes no representation, warranty, or covenant as to whether any of the Insurance Policies or the benefits thereof may be conveyed to Foreland. In the event any such insurance policy cannot be assigned, either by the express terms of such policy or the governing practices or policies of the issuer thereof, PSC shall convey to Foreland any premium or deposit refund received as a result of the termination or cancellation of such policy.

         Section 4.20 Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of PSC with any customer or group of customers of PSC, or whose purchases individually or in the aggregate are material to the operations of the business of PSC, or with any supplier or group of suppliers of PSC, or whose sales individually or in the aggregate are material to the operations of the business of PSC, and there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives which PSC can now reasonably foresee would materially adversely affect the business of PSC or prevent the conduct of such business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

         Section 4.21 Broker's Fees. The PSC has not engaged or entered into any agreement with any broker or finder in connection with any of the transactions contemplated by this Agreement requiring the payment of any fee or compensation.

         Section 4.22 PSC Schedules. PSC has delivered to Foreland the following disclosure schedules, which are collectively referred to as the "PSC Schedules":

                  (a) A schedule required by Section 4.03 with respect to balance sheet;

                  (b) A schedule required by Section 4.04 with respect to material changes;

                  (c) A schedule required by Section 4.05 with respect to governmental authorizations;

                  (d) A schedule required by Section 4.10 with respect to employee plans;

                  (e) A schedule required by Section 4.12 with respect to litigation; and

                  (f) A schedule required by Section 4.15 with respect to real property.

PSC shall cause the exhibits to this Agreement, the PSC's Schedules, and the other documents, instruments, and data delivered to Foreland hereunder to be updated after the date hereof and prior to the Closing Date.

                                    ARTICLE V
             REPRESENTATIONS, COVENANTS, AND WARRANTIES OF FORELAND

         Foreland hereby represents, warrants, and covenants to PSC, as follows:

         Section 5.01 Organization, Standing and Power of Foreland. Foreland is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah and has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted and is proposed to be conducted immediately following the Closing.

         Section 5.02   Reports; Financial Statements.

                  (a) Since March 31, 1991, Foreland and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC") including (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents and (B) any applicable state securities authorities and all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a material adverse effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 5.02(a) being referred to herein, collectively, as the "Foreland Reports"). The Foreland Reports, including all Surgical Reports filed after the date of this Agreement and prior to the Effective Time, (x) were or will be prepared in accordance with the requirements of applicable Law (including the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Foreland Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Foreland Reports filed prior to the Effective Time, have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (a) to the extent required by changes in generally accepted accounting principles; (b) with respect to Foreland Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto; and (c) with respect to interim financial statements as may be permitted by Article 10 of Regulation S-X) and fairly present or will fairly present the consolidated financial position of Surgical and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Surgical and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. [The foregoing are intended as factual disclosures in connection with the issuance of securities. The obligations under this Agreement are Foreland's, with the assets conveyed to Refining for operating purposes.]

         Section 5.03 Authority. The execution, delivery, and performance of this Agreement has been duly and validly authorized and approved by Foreland's board of directors and shareholder(s). The execution of and delivery of this Agreement do not, and the consummation of the transactions described herein will not, result in or constitute a default, breach or violation of Foreland's articles of incorporation or bylaws or any other agreement to which Foreland is a party.

         Section 5.04 Broker's Fees. Foreland has not engaged or entered into any agreement with any broker or finder in connection with any of the transactions contemplated by this Agreement requiring the payment of any fee or compensation.

         Section 5.05 Material Misstatements or Omissions. To the best of Foreland's knowledge and belief, no representation, warranty, or statement of Foreland in this Agreement or in any document, certificate, or exhibit furnished under this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE VI
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FORELAND

         The obligation of Foreland to purchase the Business Assets and assume the Obligations is subject to the satisfaction, at or before Closing, of each of the conditions set out below except for any condition which has been waived in a writing signed by Foreland at or prior to the Closing.

         Section 6.01 Performance by PSC. PSC shall have substantially performed all conditions of this Agreement unless the requirement has been waived in writing by Foreland.

         Section 6.02 Corporate Approval. The board of directors and shareholders of PSC shall have approved the transactions described in this Agreement and resolutions setting forth those approvals shall have been certified to Foreland by an officer of PSC.

         Section 6.03 Satisfaction of Condition of Title to Real Property. Foreland shall not have timely terminated this Agreement pursuant to the provisions of Section 4.07.

         Section 6.04 No Material Adverse Change Through the Closing Date. There shall not have been any material adverse change in the financial condition or in the results of operations of the Business, and there shall not have been any material loss or damage to the Business Assets or Business, whether or not insured, materially affecting PSC's ability to conduct a material part of the Business.

         Section 6.05 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority pertaining to the acquisition of the Business Assets or Business by Foreland or materially affecting the Business Assets or Business shall have been instituted or threatened on or before the Closing.

         Section 6.06 Closing Date Review and Deliveries. On and as of the Closing Date, PSC shall, together with one or more representatives of Foreland, undertake a Closing Date review of PSC's books, records, and physical inventory. The PSC shall have provided Foreland with a true, correct, and complete list and amount, as of Closing Date, of:

                  (a) the Inventory;

                  (b) the Tangible Personal Property;

                  (c) PSC's Accounts Receivable with respect to the Business and a list of all shipped but unbilled shipments as of the Closing Date, including an aging thereof;

                  (d) PSC's trade accounts payable, accrued current liabilities, and the Assumed Obligations with respect to the Business;

                  (e) all unfilled customer orders with respect to the Business; and

                  (f) all shipments made with respect to the Business during the period from the date of this Agreement to the Closing Date;

none of which information shall, in Foreland's sole reasonable discretion, be materially different from the information supplied by PSC in the Exhibits and Schedules delivered to Foreland on or before January 15, 1998.

         Section 6.07 Closing Date Prorations. Foreland and PSC shall prorate, as of the Closing Date, all charges and items of expense (including those charges and items of expense that were prepaid and are unamortized) with respect to the Business Assets that Foreland has either expressly assumed or is otherwise obligated to pay in accordance with the terms of this Agreement, with PSC bearing the proportionate expense attributable to the period prior to the Closing Date in accordance with the terms of this Agreement. Within 30 days after the Closing Date, Foreland and PSC shall jointly prepare or cause to be prepared a schedule of prorations in accordance with this Agreement showing the net amount due to Foreland or PSC, as the case may be. The net amount shown on such schedule shall be paid to the party entitled thereto within 60 days after the Closing Date. Any amounts subject to proration determined more than 30 days after the Closing Date shall be prorated, as set forth above, by the end of each calendar month and paid within 15 days thereafter.

         Section 6.08   Third Party Consents. Subject to the provisions of
Section 4.15, PSC shall have obtained consents of all third parties whose consent is required to the transfer of any Business Assets or Business described herein, including any consents reasonably requested by Foreland.

                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PSC

         The obligation of PSC to sell the Business Assets is subject to Foreland's satisfaction, at the time of Closing, of the conditions set out below, except for any condition which has been waived in writing by PSC at or prior to the Closing.

         Section 7.01 Performance by Foreland. Foreland shall have substantially performed all the conditions of this Agreement, unless the requirement has been waived in writing by PSC.

         Section 7.02 Corporate Approval. The board of directors and shareholder(s) of Foreland shall have approved the transactions described in this Agreement and resolutions setting forth those approvals shall have been certified to PSC by an officer of Foreland.


                                  ARTICLE VIII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations and warranties made in Articles IV and V shall be continuing and shall survive the Closing, but shall expire 24 months after the Closing Date; provided, however, that if a claim for indemnification has been asserted pursuant to Article VII prior to or as of the expiration date of such 24- month period, such representations and warranties shall remain in full force and effect until full and complete resolution of such claim. Notwithstanding the foregoing, however, the time for making a claim based upon such representation or warranty shall expire 24 months after the Closing Date.


                                   ARTICLE IX
                             REGISTRATION OF SHARES

         Section 9.01 Obligations of Foreland. Whenever, in accordance with the terms of this Agreement, Foreland is required to file a Registrable Statement, it shall proceed diligently and in good faith to:

                  (a) Prepare and file with the SEC a Registration Statement with respect to such securities and use commercially reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective until all Option Consideration has been received by PSC from the sale of Shares or until the sale of such securities is no longer required to be registered by reason of rule 144(k) adopted under the Securities Act.

                  (b) Use commercially reasonable best efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Shares during the period that Foreland is obligated to keep the Registration Statement effective.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Shares on their behalf.

                  (d) Use commercially reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that, Foreland is not required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) Notify PSC at any time when a prospectus relating to the resale of the Shares is required to be delivered under the Securities Act, of the happening of any event that limits PSC's ability to rely on such Registration Statement, including any event that results in the prospectus included in such Registration Statement, as then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; any stop order issued by the SEC or any state securities agency; or the suspension or limitation of any preemption or exemption from state registration or other qualification on which Foreland and PSC are relying. In any such event, Foreland shall use commercially reasonable best efforts to file an amendment to update the Registration Statement to the extent necessary or to take other remedial action.

                  (f) Cause all such Shares registered hereunder to be listed on each securities exchange on which similar securities issued by Foreland are then listed.

         Section 9.02.  Cooperation by PSC.

                  (a) PSC shall furnish to Foreland in writing such information and affidavits as Foreland may reasonably require from PSC in connection with any registration, qualification, or compliance with respect to such Shares. It shall be a condition precedent to the obligations of Foreland to take any action pursuant to this Agreement with respect to the Shares of any selling Holder that PSC shall furnish to Foreland such information regarding PSC, the Shares and other securities in Foreland held, and the intended method of disposition of such securities as shall be required to effect the registration of PSC's Shares.

                  (b) PSC, upon receipt of any notice from Foreland of the happening of any event of the kind described in paragraph (f) of section 3, will forthwith discontinue disposition of the Shares until PSC's receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (f) of section 3 or until it is advised in writing by Foreland that the use of such prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in such prospectus, and if so directed by Foreland, PSC will, or will request the managing underwriter or underwriters, if any, to, deliver to Foreland all copies, other than permanent file copies then in PSC's possession, of the prospectus covering such Shares current at the time of receipt of such notice.

                  (c) At the end of any periods during which Foreland is obligated to keep any Registration Statement current and effective as provided herein, PSC shall discontinue sales of securities pursuant to such Registration Statement upon receipt of notice from Foreland of its intention to remove from registration the securities covered by such Registration Statement which remain unsold, and PSC shall notify Foreland of the number of securities registered which remain unsold promptly after receipt of such notice from Foreland.

                  (d) PSC acknowledges that the registration of the sale of the Shares or the availability of an exemption from registration in certain states may impose certain limitations and conditions on the manner and nature of such sales. Foreland shall advise PSC in writing of such registration or exemption and the related limitations and conditions from time to time. PSC shall be solely responsible for PSC's own compliance with such limitations and conditions.

         Section 9.03 Expenses of Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications, including (without limitation) all registration, filing and qualification fees, printer's and accounting fees, and fees and disbursements of counsel for Foreland, shall be borne by Foreland.

         Section 9.04. Delay of Registration. PSC shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

         Section 9.05. Indemnification. In the event any Shares are included in a Registration Statement in which PSC is included as a Selling Shareholder is filed:

                  (a) To the extent permitted by law, Foreland will indemnify and hold harmless PSC, whose Shares are included in a Registration Statement, any underwriter (as defined in the Securities Act) for PSC, and each person, if any, who controls PSC or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities to which they may become subject under the Securities Act, insofar as such losses, claims, damages, or liabilities arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,

         (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any Violation or alleged violation by Foreland of the Securities Act or any rule or regulation promulgated under the Securities Act; and Foreland will pay to each PSC, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Foreland (which consent shall not be unreasonably withheld), nor shall Foreland be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any PSC, underwriter, or controlling person.

                  (b) To the extent permitted by law, PSC will indemnify and hold harmless Foreland, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Foreland within the meaning of the Securities Act, any underwriter, any other Selling Shareholder selling securities in such Registration Statement and any controlling person of any such underwriter or other Selling Shareholder, against any losses, claims, damages, or liabilities to which any of the foregoing persons may become subject under the Securities Act or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by PSC expressly for use in connection with such registration; and PSC will pay any legal or other expenses reasonably incurred by any person intended to be indemnified in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of PSC, which consent shall not be unreasonably withheld. Notwithstanding the foregoing provision, PSC's indemnification obligation under this subparagraph shall not exceed the amount received by PSC on the sale of securities pursuant to the Registration Statement.

                  (c) Promptly after receipt by an indemnified party of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this paragraph, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interest between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this paragraph, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this paragraph.

                  (d) If the indemnification provided for in this section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing provision, the contribution obligation of PSC shall not exceed the amount received by PSC from the sale of securities pursuant to the Registration Statement.

                  (e) The obligations of Foreland and PSC under this paragraph shall survive the completion of any offering of Shares pursuant to a Registration Statement.

                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.01 By Foreland and PSC. Foreland, on the one hand, and PSC on the other hand, each hereby agrees to indemnify and hold harmless the other party against all claims, damages, losses, liabilities, costs, and expenses (including settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the indemnified party in connection with each and all of the following:

                  (a) any breach by the indemnifying party of any representation or warranty in this Agreement;

                  (b) any breach of any covenant, agreement, or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument, or document contemplated by this Agreement; and

                  (c) any misrepresentation contained in any statement, exhibit, certificate, or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         Section 10.02 By PSC. The PSC agrees to indemnify and hold harmless Foreland from any and all claims, damages, liabilities, costs, and expenses (including settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the indemnified party in connection with each and all of the following:

                  (a) any claims against, or liabilities or obligations of, PSC or against the Business or Business Assets not specifically assumed by Foreland pursuant to this Agreement which, in the aggregate, exceed $100,000; and

                  (b) any and all claims, damages, losses, liabilities, costs, and expenses including settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Foreland in connection with any warranty claim or product liability claim relating to (i) products manufactured or sold by PSC prior to the Closing Date, or (ii) PSC's business or operations prior to the Closing Date.

         Section 10.03 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party"), shall promptly notify, in writing, the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by any party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, when shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in section 10.04 hereof.

         Section 10.04 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made:

                  (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate; and

                  (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                                   ARTICLE XI
                                SPECIAL COVENANTS

         Section 11.01 Obligations After Closing. For a period of 18 months following the Closing Date, Foreland shall have access to and the right to copy all business records necessary to permit the preparation and audit of the financial statements required by the Securities Act and/or the Exchange Act with respect to the Business. The officers, directors, and employees will cooperate, to the extent necessary, to assist in the preparation and audit of such financial statements. In addition, PSC and Foreland shall have access to and the right to copy all of the records of each other relative to the Business as maybe necessary for preparation of employee or corporate tax returns, employee tax reports, and customary accounting functions. Additionally, PSC and Foreland shall agree to make available to the other, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with the preparation of a defense or the participation in a defense, participation in the prosecution of claim or litigation, and negotiation of a settlement relating to any pending, future, or threatened litigation, or government agency proceeding (including a tax audit) involving the conduct of the Business before or after the Closing, as the case may be, or in the perfection, registration, or transferring of any copyright, trademark right, or other proprietary information or right acquired by Foreland hereunder.

         Section 11.02 Waiver of Bulk Sale. Foreland hereby waives compliance by PSC with the provisions of the Nevada Commercial Code applicable to bulk transfers.

         Section 11.03 Financial Statements Respecting the Business. PSC shall utilize its best efforts to make available to Foreland PSC's financial statements, related information, and access to PSC's accountants and auditors, at Foreland's expense, to the extent reasonably required for Foreland to meet the requirements under applicable securities laws for providing financial statements on acquired businesses.


                                   ARTICLE XII
                              SPECIFIC PERFORMANCE

         The parties hereto agree the failure of any party to perform any obligation or duty which each has agreed to perform shall cause irreparable harm to the parties willing to perform the obligations and duties herein, which harm cannot be adequately compensated for by money damages. It is further agreed by the parties hereto an order of specific performance against a party in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting party. Accordingly, in the event of default by any party hereto, the non-defaulting party, in addition to whatever other remedies are available at law or in equity, shall have the right to compel specific performance by the defaulting party of any obligation or duty herein.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

         Section 13.01 Costs. Foreland and PSC shall each pay all of their own costs and expenses incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         Section 13.02 Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service or on the third day after mailing if mailed by certified mail, return receipt requested, addressed as follows:

         If to PSC, to:            A. Howard McCollum
                                   President and CEO
                                   Petro Source Refining Corporation
                                   9801 Westheimer, Suite 900
                                   Houston, Texas 77042
                                   Telecopy: (713) 972-2035

         With copies to:           Harvey H. Cody, III
                                   Vice-President, General Counsel and Secretary
                                   Petro Source Refining Corporation
                                   9801 Westheimer, Suite 900
                                   Houston, Texas 77042
                                   Telecopy: (713) 972-2035

         If to Foreland, to:       Foreland Corporation
                                   Attn: N. Thomas Steele, President
                                   12596 West Bayaud, Suite 300
                                   Lakewood, Colorado  80226
                                   Telecopy:  (303) 988-3234

         With copies to:           James R. Kruse
                                   Kruse, Landa & Maycock, L.L.C.
                                   Eighth Floor, Bank One Tower
                                   50 West Broadway
                                   Salt Lake City, Utah 84101
                                   Telecopy:  (801) 531-7091

or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), three days after the date so mailed, or one day after the date so sent by overnight delivery.

         Section 13.03 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the state of Utah. Venue for all actions regarding this Agreement shall be in Salt Lake County, Utah. The parties hereby submit to the personal jurisdiction of such court for the purpose of resolving any dispute arising under this Agreement.

         Section 13.04 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         Section 13.05 Schedules and Exhibits; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the exhibits or the PSC Schedules, such reference is to information specifically set forth in such exhibits or schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

         Section 13.06 Entire Agreement. This Agreement, together with the documents to be delivered pursuant hereto, represent the entire agreement between the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth herein.

         Section 13.07 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing.

         Section 13.08 Form of Execution; Counterparts. A valid and binding signature hereto or any notice or demand hereunder may be in the form of a manual execution or a true copy made by photographic, xerographic, or other electronic process that provides similar copy accuracy of a document that has been executed. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         Section 13.09 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         Section 13.10 Waiver of Jury Trial. Each party hereby (a) knowingly, voluntarily, intentionally, and irrevocably waives, to the maximum extent not prohibited by law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under, or in connection with this Agreement or any transaction contemplated hereby or associated herewith; and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the mutual waivers and certifications contained in this section.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       FORELAND CORPORATION


                                       By /s/ N. THOMAS STEELE
                                          ------------------------------
                                          N. Thomas Steele, President

                                       PETRO SOURCE CORPORATION


                                       By   /s/ HARVEY H. CODY III
                                          --------------------------------
                                                Harvey H. Cody III
                                                Vice President


                                       PETRO SOURCE REFINING CORPORATION


                                       By   /s/ HARVEY H. CODY III
                                          --------------------------------
                                                Harvey H. Cody III
                                                Vice President


                                       PETROSOURCE TRANSPORTATION



                                       By   /s/ HARVEY H. CODY III
                                          --------------------------------
                                                Harvey H. Cody III
                                                Vice President

                         EXHIBIT AND SCHEDULES OMITTED